Exhibit 10.1

CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”) is made as of May 3, 2010 (“Effective Date”) between Global Recycling Technologies, Ltd., a Delaware corporation (“Company”) and Richard Geib, an individual (“Consultant”).

RECITALS

Company is a green chemistry company focused on rolling-out proprietary technology for recycling glycol.  Consultant is an expert in the glycol industry.  Consultant has been working with Company for several years to develop a new technology for recycling glycol.  Company wants to continue using Consultant as its Chief Technical Officer.  Consultant is willing to provide his services to Company as an independent contractor.

AGREEMENTS

Company and Consultant (individually “Party” and collectively “Parties”) agree to the following terms:

1.           Term.  This Agreement will begin on the Effective Date and last for a term of one year and for a period of five years will automatically renew for an additional year at the end of each one-year term unless earlier terminated as provided in Section 9 below.

2.           Consulting Services.  Consultant will hold the position of Chief Technical Officer.  Consultant will oversee all scientific and technical issues within Company.  Consultant’s duties include but are not limited to the following: (i) further development of Company’s glycol recycling technology; (ii) assist in creating a strategic plan for the commercialization of Company’s glycol recycling technology; (iii) report to the Chief Executive Officer; and (iv) perform such other duties and services as directed by the Chief Executive Officer from time-to-time.

3.           Compensation.  In consideration of the services provided in Section 2, Company will issue to Consultant a Warrant to Purchase Common Stock (“Warrant”) granting Consultant the right to purchase an aggregate of 500,000 shares of Company’s common stock, $0.0001 par value, at an exercise price of $0.50 per share (“Warrant Shares”).  The right to purchase the Warrant Shares will vest over a five-year period as described in Exhibit A and at the end of each annual vesting period for which services were performed, the Company will issue a Warrant for 100,000 Warrant Shares.  In each instance the right to purchase vested Warrant Shares will expire five (5) years from the date of vesting.  The form of Warrant is attached hereto as Exhibit B.  Consultant’s right to purchase any unvested Warrant Shares will immediately terminate upon the termination of this Agreement.

4.           Ownership of Inventions.  Consultant agrees and acknowledges that all discoveries, concepts, and ideas, including, without limitation, improvements, processes, know-how, methods, apparatuses and formulae, and any notes, records, drawings, and designs related thereto (collectively, the “Inventions”), whether patentable or copyrightable (or in any way protectable as intellectual property) which are conceived, made, or discovered by Consultant, solely or in collaboration with others, or which become known to Consultant by means of any undertaking, investigation, or experiment arising out of or relating to Consultant’s responsibilities as a consultant or agent of Company during the period of this Agreement are the sole property of Company.  In addition, any Inventions which constitute copyrightable subject matter are “works made for hire” as that term is defined in the United States Copyright Act.  Consultant will assign (or cause to be assigned), and does hereby assign fully to Company, all Inventions and any copyrights, patents, moral rights, trademarks, or other intellectual property rights relating thereto.  Consultant will assist Company, or its designee, at Company’s expense, in every proper way to obtain, secure, maintain, extend, and enforce Company’s rights in the Inventions and any copyrights, patents, moral rights, trademarks, or other intellectual property rights relating thereto in any and all countries, including, without limitation, the disclosure to Company of all pertinent information and data with respect to the Inventions, the execution of all applications, specifications, oaths, assignments, and all other instruments which Company will deem necessary or advisable in order to apply for and obtain, secure, maintain, extend, and enforce such rights and in order to assign and convey to Company, its successors, assigns, and nominees the sole and exclusive right, title, and interest in and to the Inventions, and any copyrights, patents, moral rights, trademarks, or other intellectual property rights relating thereto.  Consultant’s obligation to execute, or cause to be executed, when it is in Consultant’s power to do so, any such instrument or papers will continue after the expiration or termination of this Agreement.

5.           Confidentiality.

5.1   Definition of Confidential Information.  Confidential information includes but is not limited to patents, trade secrets, information protected by copyright, and other proprietary information, including manufacturing processes, product formulations, research and development activities, financial information, customer lists, marketing plans, and other non-public information about Company and its business (which includes historical and current financial statements, financial projections and budgets, tax returns and accountants’ materials, historical, current, and projected sales, capital spending budgets and plans, business plans, strategic plans, marketing and advertising plans, publications, client and customer lists and files, contracts, the names and backgrounds of key personnel and personnel training techniques and materials, however documented) (“Confidential Information”).

5.2   Use of Confidential Information.  Consultant (i) will not disclose Confidential Information, except as compelled by law pursuant to a final order of a court of competent jurisdiction not subject to appeal, (ii) will not use any of the Confidential Information for any reason or purpose other than to perform the services rendered to Company under this Agreement, and (iii) will take all reasonably necessary and appropriate efforts to safeguard the Confidential Information from disclosure to any person or entity other than Company and its agents.

5.3   Exceptions to Confidential Information.  Consultant may disclose Confidential Information if the information (i) is or later becomes available to the public through no breach of this Agreement by Consultant, or (ii) is communicated pursuant to an order by court or government agency.

6.           Non-Solicitation.  As further inducement for Company to enter into and perform under this Agreement, Consultant will not, during the term of this Agreement and for a period of one year following the expiration or termination of this Agreement: (a) hire any employee or independent contractor of Company; (b) induce or attempt to induce, directly or indirectly, any employee of Company to leave his or her employment with Company; (c) interfere, in any way, with the relationship between Company and its employees; (d) induce or attempt to induce any customer, supplier, licensee, or business relation of Company to cease doing business with Company, or in any way interfere with the relationship between any customer, supplier, licensee, or business relation of Company; or (e) solicit, directly or indirectly, either for himself or any other person or entity, the business of any person or entity known to Consultant or reasonably believed by Consultant to be a customer of Company, whether or not Consultant had personal contact with such person or entity.

7.           Non-Compete.  During the term of this Agreement and for a period of one year following the expiration or termination of this Agreement, Consultant will not, without Company’s prior written consent, directly or indirectly: (i) own, have an interest in (other than as a less than 5.0% equity owner of any person or entity traded on any national, international, or regional stock exchange or in the over-the-counter market, which 5.0% threshold includes the as-converted amount of any securities convertible into the equity securities of such person or entity), operate, join, control, or participate in, or be connected with as an officer, employee, partner, consultant, or otherwise with, any person or entity having, selling, marketing, manufacturing, exploiting, producing, or developing any products, services, or technology related to the business of Company; or (ii) in any manner compete with, or become involved in any competitor of, Company anywhere within the geographic boundaries of the United States of America.

8.           Indemnification.  Consultant will indemnify Company and its parents, affiliates, officers, directors, stockholders, employees, and agents from and against any losses, costs, fees, or expenses suffered or incurred by Company or its parents, affiliates, officers, directors, stockholders, employees, and agents arising out of or relating to: (a) a breach of any term or condition of this Agreement by Consultant or the inaccuracy of any representation of Consultant set forth in this Agreement; (b) Consultant’s failure to pay any employment related taxes when due or to properly withhold such taxes; or (c) the characterization by any governmental entity or other third party that the legal status of the relationship between Company and Consultant is anything other than that of an independent consultant relationship.  Company will indemnify Consultant from and against any losses, costs, fees, or expenses suffered or incurred by Consultant arising out of or relating to a breach of any term or condition of this Agreement by Company or the inaccuracy of any representation of Company set forth in this Agreement.

9.           Termination.

9.1   Termination by Company.  Company may terminate this Agreement immediately if: (i) Company sells substantially all of its assets to a third party; (ii) Company sells or exchanges a majority of its outstanding shares to a third party in one transaction; (iii) Company files for bankruptcy; (v) Consultant’s actions substantially harm Company’s reputation; (vi) Consultant breaches the Confidentiality restrictions under Section 5 of this Agreement; or (vii) Consultant materially breaches this Agreement.  Company may also terminate this Agreement at any time without cause, or for any reason or for no reason, upon 90 days written notice provided to Consultant.

9.2   Termination.  Either party may terminate this Agreement for any or no reason upon 90 days written notice provided to the other party.

10.           Remedies.  The rights and remedies of Section 9 are not exclusive and are in addition to any other rights and remedies each Party may have in law or in equity.

11.           Reduction of Covenants.  If a court of competent jurisdiction concludes that the covenants set forth in Sections 6 or 7 of this Agreement are unenforceable according to their terms, either because of duration or geographical scope, Consultant and Company agree that a court of competent jurisdiction will reduce such restrictions so that the resulting duration and scope will be the maximum that such court will conclude is enforceable, which reduction will be performed as follows: (a) in the case of the restricted duration, the duration will be reduced by one month at a time until it will be the maximum enforceable duration; and (b) in the case of the geographical scope, such area will be reduced by eliminating individual states in the United States, each being reduced, one at a time, starting with the state furthest from the State of Arizona until such area will be the maximum enforceable geographical coverage.

12.           Enforcement.  Consultant agrees and acknowledges that a violation of Sections 6 or 7 of this Agreement will constitute immediate, irreparable harm to Company for which monetary damages are insufficient.  The Parties therefore agree that, in addition to any other rights or remedies, Company is entitled to seek and obtain (a) a decree or order of specific performance to enforce the observance and performance of the agreements, covenants, or obligations in Sections 6 or 7 of this Agreement, and (b) an injunction restraining any breach or threatened breach of Sections 6 or 7 of this Agreement.

13.           Miscellaneous.

13.1   Independent Contractor.  The Parties are independent contractors.  This Agreement does not create a partnership, franchise, joint venture, agency, or employment relationship between Parties.

13.2   No Implied Waiver.  A Party’s failure to strictly comply with a term of this Agreement will not be considered an implied wavier of that term.

13.3   Entire Agreement.  This writing constitutes the complete and final agreement between Parties and will not be changed or modified except by a writing signed by all Parties to this Agreement.  This Agreement will supersede all prior negotiations or agreements, whether written or oral.

13.4  Exhibits, Schedules, and Recitals.  The recitals and any exhibits or schedules attached to this Agreement are incorporated into this Agreement.

13.5   Successors and Assigns.  This Agreement will be binding on Company and Consultant and each of their successors and assigns.

13.6   Notice.  Except as otherwise provided in this Agreement, all notices will be in writing and will be considered effective when sent to the other Party by facsimile, e-mail, certified mail, or hand delivery.

TO CONSULTANT:  Richard Geib
1213 North Sherman Avenue #351
Madison, Wisconsin 53704
Facsimile:
Email:

TO COMPANY:                                           Global Recycling Technologies, Ltd.
4802 East Ray Road
Suite 23-196
Phoenix, Arizona 85044
Facsimile:
Email:

13.7   Survival.  Sections 4, 5, 6, 7, 8, 10, 11, 12, and 13 will survive the expiration or termination of this Agreement in accordance with their terms.

13.8   Severability.  If one or more provisions of this Agreement are declared illegal or unenforceable, such provision(s) will not affect the validity or enforceability of the other provisions of this Agreement.

13.9   Governing Law; Forum.  The laws of the State of Arizona will govern all matters under this Agreement, notwithstanding any Arizona or other conflict-of-law provisions to the contrary.  Exclusive jurisdiction of and venue for any legal action between the Parties will be in the state and federal courts serving Maricopa County, Arizona.

           13.10   Counterparts.  This Agreement may be executed in any number of counterparts, or by use of faxed counterpart signature pages, each of which will be an original, but all of which together will constitute one instrument.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

COMPANY

Global Recycling Technologies, Ltd.

By: /s/ JOHN LORENZ
Name:           John Lorenz
Title:           Chairman & CEO

CONSULTANT

By: /s/ RICHARD GEIB
Name: Richard Geib, an individual

EXHIBIT A

The right to purchase the 500,000 Warrant Shares will vest according to the schedule set forth below.  Subject to the requirements set forth in the Warrant, Consultant may exercise his right to purchase Warrant Shares at any time between the Vesting Date and the Expiration Date.

Vesting Date	Warrant Shares Vested	Exercise Price Per Warrant Share	Expiration Date
May 3, 2011	100,000	$0.50	May 3, 2016
May 3, 2012	100,000	$0.50	May 3, 2017
May 3, 2013	100,000	$0.50	May 3, 2018
May 3, 2014	100,000	$0.50	May 3, 2019
May 3, 2015	100,000	$0.50	May 3, 2020

Parties agree that one Warrant Share equals one share of Company’s Common Stock.

EXHIBIT B

FORM OF WARRANT TO PURCHASE COMMON STOCK

[ATTACHED]